                                                                     EXHIBIT 4.2

                                ESCROW AGREEMENT

           This Escrow Agreement ("Agreement") is made and entered into as of May 8, 2001 and among BRAINWORKS VENTURES, INC., a Nevada corporation ("PURCHASER"), FIRST UNION NATIONAL BANK, a National Banking Association (the "Escrow Agent"), and KIRK K. REISS (the "Stockholders' Agent") for and on behalf of the Warranting Stockholders, as that term is defined in that certain Agreement and Plan of Merger dated as of May 8 2001 (the "Merger Agreement") by and among PURCHASER, EVP Acquisition Corporation, a Georgia corporation and a wholly-owned subsidiary of PURCHASER ("MERGER SUB"), Executive Venture Partners, Ltd., a Massachusetts corporation ("TARGET"), and the stockholders of TARGET.

                              W I T N E S S E T H:

           WHEREAS, pursuant to the Merger Agreement whereby TARGET will be merged with and into MERGER SUB (the "Merger"), PURCHASER will issue to the Warranting Stockholders shares of PURCHASER Common Stock; and

           WHEREAS, pursuant to Article IX of the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Annex A, the Warranting Stockholders have agreed to make available to PURCHASER and certain of its affiliates an escrow fund to compensate such parties for certain damages incurred as permitted therein.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

           1. DEFINITIONS. All capitalized terms used herein without definitions shall have the meanings specified in the Merger Agreement.

           2. ESCROW ARRANGEMENTS. Except as otherwise expressly set forth herein, all matters pertaining to the Escrow, the Escrow Fund and the Escrow Shares (each as hereinafter defined) shall be governed by the provisions of
Article IX of the Merger Agreement; provided, however, that if any express provision of this Agreement conflicts with the provisions of Article IX of the Merger Agreement, the provisions of Article IX of the Merger Agreement shall control.

           3. ESTABLISHMENT OF ESCROW. Within ten (10) business days of Closing, PURCHASER shall cause its transfer agent to deliver to the Escrow Agent for deposit into escrow (the "Escrow Fund") a certificate representing that certain number of shares of PURCHASER Common Stock comprising the Stock Consideration that each Warranting Stockholder is entitled to receive in the amount set forth on Annex B attached hereto (the "Escrow Shares") as required by Section 3.01 of the Merger Agreement. The Escrow Agent agrees to establish the Escrow Fund in the manner set forth in Section 9.01 of the Merger Agreement.

           4. MAINTENANCE OF THE ESCROW. The Escrow Agent shall establish a separate account for each Warranting Stockholder showing the number of Escrow Shares held in the Escrow for such Warranting Stockholder on the basis of the provisions of the Merger Agreement and Annex B. The Escrow Agent shall maintain records showing each Warranting Stockholder's Proportional Allotment of the Escrow Fund and shall adjust each Warranting Stockholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Warranting Stockholder in the Escrow. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. PURCHASER shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee on behalf of the Warranting Stockholders in the respective amounts set forth on Annex B.

           5. ADMINISTRATION OF ESCROW FUND. The Escrow Agent shall administer the Escrow Fund as set forth in Article IX of the Merger Agreement.

           6. TERM OF ESCROW AGREEMENT. This Agreement shall terminate upon the termination of the Escrow Period, as set forth in Section 9.03 of the Merger Agreement, and the distribution by the Escrow Agent of all property held in the Escrow Fund.

           7. FEES OF THE ESCROW AGENT. The fees of the Escrow Agent, including
(i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as Annex C and (ii) all fees and costs associated with the Escrow Agent's administration of Claims, shall be paid by PURCHASER and not out of the Escrow Fund. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services and not out of the Escrow Fund.

           8. LIABILITY OF THE ESCROW AGENT. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any agent's authority. In addition, the Escrow Agent, at the expense of PURCHASER, may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

           9. CONTROVERSIES. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's


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
discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow, and the action will be deemed to be solely a dispute between the parties subject to Article IX of the Merger Agreement.

           10. INDEMNIFICATION OF ESCROW AGENT. PURCHASER and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any arbitration or litigation arising from this Agreement or involving its subject matter, unless such loss, claim, damage, liability or expense shall be caused by the gross negligence or willful misconduct on the part of the Escrow Agent. Nothing contained in this
Section 10 shall impair the rights of the Warranting Stockholders and PURCHASER, as between themselves.

           11. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least 30 days written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: PURCHASER and the Stockholders' Agent shall use their best efforts to agree on a successor Escrow Agent within 30 days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, then the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of Georgia, provided that the successor so chosen shall have capital, surplus and undivided profits of at least $200,000,000. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Agreement.

           12. MISCELLANEOUS.

                      (a) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                      (b) SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement


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
with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

                      (c) ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Annexes hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and thereof supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

                      (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):


                               (i)        if to PURCHASER, to:

                                          Brainworks Ventures, Inc.
                                          101 Marietta Street
                                          Suite 3450
                                          Atlanta, Georgia  30303
                                          Attention:  Marc J. Schwartz
                                          Facsimile:  (678) 731-0006
                                          Telephone:  (678) 731-0007

                                          with a copy to:

                                          Rogers & Hardin LLP
                                          2700 International Tower
                                          229 Peachtree Street, N.E.
                                          Atlanta, Georgia  30303
                                          Attention:  Robert C. Hussle, Esq.
                                          Facsimile:  (404) 525-2224
                                          Telephone:  (404) 522-4700

                              (ii)        if to Escrow Agent, to:

                                          First Union National Bank
                                          1100 First Union Plaza
                                          999 Peachtree Street, N.E.
                                          Atlanta, Georgia  30309-9094
                                          Attention:  Corporate Trust Department
                                          Facsimile:  (404) 827-7305
                                          Telephone:  (404) 827-7335


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
                               (iii)      if to TARGET, to:

                                          Executive Venture Partners, Ltd.
                                          35 Flagg Road
                                          Southborough, Massachusetts  01772
                                          Attention:  Robert H. Cawly
                                          Facsimile:  (508) ___ ____
                                          Telephone:  (508) ___ ____

                                          with a copy to:

                                          Robert DeN. Cope
                                          Woodbourne Farm
                                          644 Monroe Road
                                          Bath, New Hampshire  03740
                                          Facsimile:  (603) 747-2913
                                          Telephone:  (603) 747-2912

                               (iv)       if to Stockholders' Agent, to:

                                          Kirk K. Reiss
                                          14999 Taylor Road
                                          Alpharetta, Georgia  30004
                                          Facsimile:  (404) 524-1034
                                          Telephone:  (404) 524-1667

                                          with a copy to:

                                          Robert DeN. Cope
                                          Woodbourne Farm
                                          644 Monroe Road
                                          Bath, New Hampshire  03740
                                          Facsimile:  (603) 747-2913
                                          Telephone:  (603) 747-2912

                      (e) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

                      (f) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.


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
                      (g) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                      (h) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein and except for the Stockholders, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

                      (i) GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of Georgia (irrespective of its choice of law principles) shall govern the validity of this agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                      (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.


                         [SIGNATURES ON FOLLOWING PAGE]


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           IN WITNESS WHEREOF, the parties have executed and delivered this
Escrow Agreement, or caused this Escrow Agreement to be executed and delivered, as of the date first set forth above.

                                       BRAINWORKS VENTURES, INC.


                                       By:        /s/ Marc J. Schwartz
                                          --------------------------------------
                                       Its:       Vice President
                                           -------------------------------------



                                       STOCKHOLDERS' AGENT


                                                  /s/ Kirk K. Reiss
                                       -----------------------------------------
                                       KIRK K. REISS



                                       FIRST UNION NATIONAL BANK


                                       By:        /s/ Teresita Glasgow
                                          --------------------------------------
                                       Its:       Vice President
                                           -------------------------------------


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
                                     ANNEX A

                                   ARTICLE IX
                           ESCROW AND INDEMNIFICATION

SECTION 9.01 ESCROW FUND.

           (a) At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, First Union National Bank (or other institution agreeable to both PURCHASER and TARGET) as escrow agent (the "Escrow Agent"), such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit 4. The Escrow Fund shall be available to compensate PURCHASER pursuant to the indemnification obligations of the Warranting Stockholders. In the event PURCHASER issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

           (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 9.01(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the Warranting Stockholders based on each such Warranting Stockholder's Proportional Allotment. Each Warranting Stockholder shall have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such stockholder's Proportional Allotment so long as such Escrow Shares are held in escrow, and PURCHASER will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the Warranting Stockholders shall retain and shall be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

SECTION 9.02 INDEMNIFICATION.

           (a) All representations and warranties made by TARGET herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

           (b) (i) Subject to the limitations set forth in this Article IX, the Warranting Stockholders shall (severally and not jointly) indemnify and hold harmless PURCHASER and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control PURCHASER or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "PURCHASER Indemnified Person" and collectively as "PURCHASER Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by TARGET in this Agreement, the TARGET Disclosure Letter or any exhibit or schedule to this Agreement. The sole recourse of the Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of

Indemnified Persons for any Damages hereunder; provided, however, if any Warranting Stockholder so desires, the indemnification to be paid by such Warranting Stockholder may be paid in cash.

               (ii) Nothing in this Agreement shall limit the liability in amount or otherwise of any TARGET stockholder in connection with any breach by such stockholder of any representation or covenant in the Investor Representation Statement or of TARGET with respect to fraud or criminal activity in connection with this Agreement.

           (c) Prior to the Termination Date, no claim for Damages shall be made under Article IX unless the aggregate of Damages exceeds $50,000 for which claims are made hereunder by the PURCHASER Indemnified Persons, in which case the PURCHASER Indemnified Persons shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 9.02(c) (the "Limitation"). At the Termination Date, PURCHASER may make a claim for Damages under Article IX without regard to the Limitation.

SECTION 9.03 ESCROW PERIOD: RELEASE FROM ESCROW.

           (a) The Escrow Period shall terminate upon the twelve (12) month anniversary of the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of PURCHASER, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 9.06 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

           (b) Within five (5) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the Warranting Stockholders each such stockholder's Proportional Allotment of the Escrow Shares and Additional Escrow Shares (if any), less with respect to each such stockholder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 9.04) equal to (A) such stockholder's Proportional Allotment of any liability delivered to PURCHASER in accordance with Section 9.04 in satisfaction of indemnification claims by Indemnitee and
(B) such stockholder's Proportional Allotment of any liability subject to delivery to PURCHASER in accordance with Section 9.03(a) with respect to any pending but unresolved indemnification claims of PURCHASER. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B)shall be released to such Warranting Stockholders or released to PURCHASER (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the Warranting Stockholders based on each such stockholder's Proportional Allotment thereof. PURCHASER will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the Warranting Stockholders. In lieu of any fraction of an Escrow Share to which a Warranting Stockholder would otherwise be entitled, such stockholder will receive from PURCHASER an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Closing Price.

           (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may


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
be pledged, sold, assigned or transferred, including by operation of law, by any Warranting Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such stockholder of his Proportional Allotment of the Escrow Fund by the Escrow Agent as provided herein.

           (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. PURCHASER will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

SECTION 9.04 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of PURCHASER (an "Officer's Certificate") stating that with respect to the indemnification obligations of the Warranting Stockholders set forth in Section 9.02, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article IX, deliver to PURCHASER out of the Escrow Fund, as promptly as practicable, PURCHASER Common Stock or cash held in the Escrow Fund having a value equal to such Damages, with each share of PURCHASER Common Stock having a value equal to its Per Share Market Value on the date the Escrow Agent receives the Officer's Certificate. For the purpose of compensating PURCHASER for its Damages pursuant to this Agreement, the PURCHASER Common Stock in the Escrow Fund shall be valued at its Per Share Market Value on the date the Escrow Agent receives a claim upon the Escrow Fund by PURCHASER pursuant to
Section 9.04.

SECTION 9.05 OBJECTIONS TO CLAIMS.

           (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of PURCHASER Common Stock or cash pursuant to Section 9.04 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the PURCHASER Common Stock or cash in the Escrow Fund in accordance with Section 9.04 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period.

           (b) In case the Stockholders' Agent shall so object in writing to any claim or claims by PURCHASER made in any Officer's Certificate, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, then the Stockholders' Agent and PURCHASER shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or cash from the Escrow Fund in accordance with the terms thereof.


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
SECTION 9.06 RESOLUTION OF CONFLICTS AND ARBITRATION.

           (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.05, either PURCHASER or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted and resolved in accordance with the Expedited Rules of Commercial Arbitration of the American Arbitration Association.

           (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Fulton County, Georgia under the commercial rules then in effect of the American Arbitration Association. The arbitrator shall have the right to apportion the fees and expenses of the arbitration as he or she deems just.

SECTION 9.07 STOCKHOLDERS' AGENT.

           (a) Kirk K. Reiss shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Warranting Stockholders to give and receive notices and communications, to authorize delivery to PURCHASER of the PURCHASER Common Stock or other property from the Escrow Fund in satisfaction of claims by PURCHASER, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to PURCHASER. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Warranting Stockholders.

           (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Warranting Stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

           (c) The Stockholders' Agent shall have reasonable access to information about TARGET and/or TARGET Business and the reasonable assistance of TARGET's and/or TARGET Business's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about TARGET and TARGET Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

SECTION 9.08 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Warranting Stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Warranting Stockholder, and the


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
Escrow Agent and PURCHASER may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Warranting Stockholder. The Escrow Agent and PURCHASER are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

SECTION 9.09 THIRD-PARTY CLAIMS. In the event PURCHASER becomes aware of a third-party claim which PURCHASER believes may result in a demand against the Escrow Fund, PURCHASER shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Warranting Stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of PURCHASER which shall not be unreasonably withheld. PURCHASER shall have the right in its sole discretion to settle any such claim. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section
9.05 or any other provision of this Article IX to the amount of any claim by PURCHASER against the Escrow Fund for indemnity with respect to such settlement.

                                     ANNEX B

                WARRANTING STOCKHOLDERS' CONTRIBUTIONS TO ESCROW


                                         NUMBER OF SHARES OF PURCHASER
STOCKHOLDER                                 COMMON STOCK CONTRIBUTED
Robert H. Cawly                                      8,929

Kirk K. Reiss                                          638

Mark Peterson                                        6,378

John P. Cayce                                        6,378

Donald Ratajczak                                     6,378

Dean W. Andersen                                     2,551

TOTAL CONTRIBUTION                                  31,252

                                     ANNEX C

                                SCHEDULE OF FEES
                            FOR ESCROW AGENT SERVICES


Acceptance Fee:                                               $1,000

Annual Escrow Agent Fee:                                      $1,500

Out of Pocket Expenses:                                       Billed Separately

Acceptance of the Appointment is subject to terms of the transaction and document provisions being satisfactory to First Union National Bank.

The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

All out-of-pocket expenses, including, but not limited to, attorney fees and expenses, accountant fees and expenses, legal notice publication, environmental surveys, travel expenses, postage, registered mail and insurance costs, courier charges, operations charges, will be billed separately.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees provide for the establishment of one account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge.